Exhibit 99(n)(1)

[SUTHERLAND ASBILL & BRENNAN LLP LETTERHEAD]

February 12, 2016

Board of Trustees

NorthStar Corporate Income Master Fund

399 Park Avenue, 18th Floor

New York, NY 10022

RE:	NorthStar Corporate Income Master Fund
File No. 811-23118

Trustees:

We hereby consent to the reference to our name under the caption “Other Information” in the prospectus filed as part of amendment no. 2 to the Form N-2 registration statement of NorthStar Corporate Income Master Fund (File No. 811-23118). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Cynthia R. Beyea
Cynthia R. Beyea